UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013

EMRISE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10346	77-0226211
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway Durham, North Carolina 27713
(Address of Principal Executive Offices)

(408) 200-3040

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 4, 2013, EMRISE Corporation’s (the “Company”) wholly-owned subsidiary, Pascall Electronics, Ltd., a United Kingdom corporation (“PEL”), entered into a Contract for the Sale of Freehold Land (the “Purchase Agreement”) by and among, Longford Estates Limited (In Administration), as seller, Matthew James Cowlishaw and Richard Michael Haws, as the administrators, and PEL, as buyer. Pursuant to the Purchase Agreement, PEL purchased a 35,000 square foot building and land located in Ryde, on the Isle of Wight in England (the “PEL Facility”), which currently serves as PEL’s headquarters for the purchase price of £1.8 million (approximately US$2.7 million).

In order to complete the purchase of the PEL Facility, PEL entered into a 20-year mortgage (the “Mortgage”) with Lloyds TSB Bank in the amount of a £1.4 million (approximately US$2.2 million) secured by the PEL Facility. The Mortgage matures on March 1, 2033, and bears interest at a fixed rate of 4.8% per annum for a period of fifteen (15) years and at a variable rate linked to LIBOR (London Interbank Offer Rate) for the remaining five (5) years. Beginning April 1, 2013, PEL will make monthly payments of £9,118.75 (approximately US$13,800).

The above descriptions of the Purchase Agreement and Mortgage do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and Mortgage, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Dispositions of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Contract for the Sale of freehold land, dated February 28, 2013, by and among Longford Estates Limited (In Administration), Matthew James Cowlishaw and Richard Michael Hawes, and Pascall Electronics Limited*

10.2	Mortgage Deed, dated February 28, 2013, by and between Lloyds TSB Bank and Pascall Electronics Limited*

99.1	Press release dated March 7, 2013, “EMRISE Corporation UK Subsidiary Purchases Previously Leased Building in England”*

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMRISE CORPORATION

Date: March 7, 2013	By:	/s/ Carmine T. Oliva
Carmine T. Oliva
Chief Executive Officer